EXHIBIT 99.1


                                    AGREEMENT

         This Agreement made and entered into this 12th day of April, 2001 by and between ViaVid Broadcasting, Inc., with an address at 3955 Graveley Street, Burnaby, BC, V5C 3T4 (the "Company") and Doug Furth, with an address at 714 Arbor Way, Aurora, Ohio 44202, (the "Contractor").

         WHEREAS, the Company is an Internet video and audio broadcasting company engaged in the business of providing to customers teleconferencing services, video production and Internet news and other information broadcasting and dissemination services (herein referred to as the "Company's Business"); and

         WHEREAS, in conjunction with the Company's Business, the Company desires to obtain the services of the Contractor to provide certain services to the Company in accordance with the terms of this Agreement,

         NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Engagement of Contractor.

         (a) The Company does hereby engage and appoint the Contractor to provide the Services set forth herein for the compensation herein provided.

         (b) The Contractor hereby accepts his appointment and engagement by the Company to provide the Services set forth herein for the compensation provided herein.

2.       Activities of the Contractor.

         (a) During the term of this Agreement (the "Term"), the Contractor shall undertake for and on behalf of the Company, and to the extent hereafter requested in writing by the Company, to provide the following services (the "Services") to the Company. The Contractor shall be responsible for making introductions, creating strategic alliances and potential mergers and/or acquisitions and various marketing activities designed to enhance the growth of the Company It is understood and agreed that the foregoing activities do not include services in connection with the offer or sale of securities in a capital-raising transaction, or services that directly or indirectly promote or maintain a market for the Company's securities.

         (b) The Contractor shall be an independent Contractor and not an employee or agent of the Company, and Contractor shall not be compensated as an employee or be entitled to benefits the Company pays or makes available to its employees. Contractor shall not have the authority to enter into any agreement, make any commitment or incur any obligations or liabilities binding on the Company without, in each instance, procuring the prior written approval of the Company. Consultant may engage, directly or indirectly in other businesses or ventures, not otherwise proscribed under the terms of this Agreement, provided, however, such activities shall not preempt the Contractor's availability to perform Services during the Term.

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3.       Compensation.

         For his services hereunder the Company agrees to compensate the Contractor by issuing to the Contractor 200,000 shares of the Common Stock of the Company.

4.       Term.

         (a) The Term shall commence on the date hereof and shall continue thereafter for a period of not less than 12 months and therafter until terminated by either party on not less than five days' prior written notice. Upon termination of this Agreement, Contractor shall be entitled to receive all compensation payable through the expiration of the Term. Delete this if he gets all compensation up front?

         (b) If the Contractor dies or becomes disabled so as to be unable to continue to discharge his duties hereunder, this Agreement shall terminate thirty (30) days thereafter, provided the Company shall be obligated to pay to Contractor or his estate all compensation payable through the expiration of the Term.

5.       Confidentiality; Non Competition.

         (a) As used herein, the term Confidential Information shall mean and include the Company's Business, marketing activities and strategies, customers, product development plans, supplier and vendor information, forecasts, strategies and financial plans, know-how, information techniques and data, databases, trade secrets, names and expertise of employees and consultants, proprietary data, processes and technology.

         (b) Contractor agrees that he will keep confidential all of the Confidential Information provided to him, regardless of form, and will not, without the express prior written consent of the Company, disclose, reveal, or communicate all or any portion of the Confidential Information to any other person, other than to persons (including officers, Directors, employees, affiliates, and subcontractors) who shall assist Contractor in his providing services to the Company. Contractor shall inform each of such persons of the existence of the confidentiality provisions of this Agreement and prior to disclosure of any Confidential Information to them shall secure their written agreement (substantially in the form of the confidentiality provisions of this Agreement) to adhere to the terms thereof. Contractor shall advise the Company of the names and addresses of all persons to whom he has provided Confidential Information, the nature of the Confidential Information provided and a copy of the written agreement entered into with such person.

         (c) Contractor agrees that he will not at any time use, directly or indirectly, in any manner or for any purpose, other than in connection with providing services to the Company, Confidential Information in any activities now or hereafter conducted by Contractor.

         (d) Contractor further agrees: (i) not to at any time utilize the Confidential Information, without the express prior written consent of the Company, in an effort to solicit any customer, subscriber or advertiser, for any business, information, opinions or otherwise or solicit the employment of any employee of the Company or of any of its subsidiaries or affiliates through which it may conduct its activities, and (ii) to promptly return any Confidential Information (including all copies of such Confidential Information, none of which shall be retained by Contractor) to the Company following termination of this Agreement with the Company to provide consulting services to the Company. Alternatively, upon the request of the Company, Contractor shall certify that he has permanently deleted from his electronic storage media or is otherwise unable to access all Confidential Information (without retaining copies thereof) and shall provide similar certificates from any person to whom he has provided Confidential Information with the consent of the Company.

         (e) Contractor and each person to whom Contractor discloses any Confidential Information recognizes that money damages would not be a sufficient and total remedy in the event of breach of this Agreement. The Company shall be entitled to injunctive relief and to specific performance, in addition to all other equitable remedies, damages, and all other rights and remedies provided by law in the event that Contractor violates this Agreement. Contractor shall pay all expenses incurred by the Company in enforcing this Agreement or seeking damages or other relief for a breach or threatened breach of this Agreement.

         (f) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. No course of conduct by any party hereto shall be deemed an amendment of this Agreement.

         (g) Contractor agrees to comply with the following restrictions during the term of this Agreement and for a period of 18 months after the expiration of the Term.

         (A) Contractor will not, either individually or in conjunction with any person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, engage in or become financially interested in any person engaged in activities in competition with the Business anywhere in the world (a "Competitive Business"). The foregoing will not prevent Contractor from holding:

         (i) any class of publicly held shares of a company, partnership or other organization provided that Contractor, alone or in conjunction with any other affiliated person, will not directly or indirectly hold more than 5% of the shares of any such class; nor

         (ii) any common shares of the Company.

         Contractor acknowledges that the Business is Internet based and that a Competitive Business may be based anywhere in the world. Contractor therefore agrees that its covenant contained in this paragraph is appropriate in the circumstances;

         (B) Contractor will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business, any Business or actively sought prospective Business of the Company or any customers with whom the Company has current agreements relating to the Business of or with whom Contractor has dealt, or with whom Contractor has supervised negotiations or business relations, or about whom Contractor has acquired Confidential Information in the course of its employment;

         (C) Contractor will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any independent contractor or any person employed by the Company or persuade or attempt to persuade any such individual to terminate his or her contract or employment with the Company.

         (D) Upon termination of this Agreement, in addition to the Contractor's obligations under paragraph 5(d) above, Contractor will immediately return to the Company all Company property in his possession, including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in his possession or control pertaining to the Business of the Company, without retaining any copies or records of any Confidential Information whatsoever. Contractor will immediately return any keys, pass cards, identification cards or other property belonging to the Company.

6.       Miscellaneous.

         (a) Waiver; Consents. No consent, approval or waiver, express or implied, by either party hereto, to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

         (b) Governing Law. This Agreement and all matters arising thereunder shall be governed by the laws of the Province of British Columbia.

         (c) Successors, etc. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective heirs, successors and permitted assigns.

         (d) Subcontracts. The Contractor shall not delegate or subcontract any duties or obligations arising hereunder without having received the prior written approval of the Company. Any such delegation or subcontract shall be made subject to the terms of this Agreement and the Contractor shall require the subcontractor, to acknowledge such terms in writing at the time the subcontract agreement is executed and that the Company may withhold its written approval at its discretion. No such delegation or subcontracting shall relieve the Contractor from any of its obligations under this Agreement and a subcontractor shall, as between the Company and the Contractor, be deemed to be the agent of the Contractor. In no event shall the Company have any financial or other liability to any subcontractor, and Contractor agrees to indemnify and hold harmless the Company, its officers, Directors, employees and agents from any claim that may be asserted by any subcontractor against any of such persons arising out of performing any service to the Company under this Agreement or otherwise.

         (e) Assignment. This Agreement may not be assigned by any party except with the written consent of the other party hereto.

         (f) Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective, any modification of this Agreement must be in writing and signed by the party to be charged thereby.

         (g) Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

         (h) Notices. All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or forty-eight (48) hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company as follows:

                  The Company:

                           ViaVid Broadcasting, Inc.
                           3955 Graveley Street
                           Burnaby, BC V5C 3T4

                  The Contractor:

                           Doug Furth
                           714 Arbor Way
                           Aurora, OH  44202

or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt.

         (i) Further Assurances. The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

         (j) Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


VIAVID BROADCASTING, INC.



Per:
         --------------------------------
         Authorized Signatory



/s/ Doug Furth
-----------------------------------------
DOUG FURTH